                                                                   EXHIBIT 10.19




                            STOCK PURCHASE AGREEMENT

                                  by and among

                                 PRINTCAFE, INC.

                           CONSTELLATION SOFTWARE INC.

                  CONSTELLATION SOFTWARE OF NEW HAMPSHIRE, INC.

                             LOGIC ASSOCIATES, INC.

                                       and

                              CERTAIN STOCKHOLDERS

                            OF LOGIC ASSOCIATES, INC.

                                 MARCH 10, 2000

                               TABLE OF CONTENTS


                                                                                              Page
                                                                                              ----
SECTION 1.        SALE AND PURCHASE OF SHARES..............................................      2
        1.1    Sale and Purchase of Shares.................................................      2
        1.2    Payment of Purchase Price...................................................      3
        1.3    Closing.....................................................................      3
        1.4    Deliveries at Closing.......................................................      3

SECTION 2.        REPRESENTATIONS AND WARRANTIES OF CSI AND CSINH..........................      4
        2.1    Organization; Subsidiaries..................................................      5
        2.2    Articles of Incorporation and Bylaws........................................      5
        2.3    Capital Structure...........................................................      5
        2.4    Authority...................................................................      5
        2.5    No Conflicts; Required Filings and Consents.................................      6
        2.6    Financial Statements........................................................      6
        2.7    Absence of Undisclosed Liabilities..........................................      6
        2.8    Absence of Certain Changes..................................................      7
        2.9    Litigation..................................................................      7
        2.10   Permits; the Company Products; Regulation...................................      7
        2.11   Property....................................................................      8
        2.12   Taxes.......................................................................      8
        2.13   Employee Matters............................................................     10
        2.14   Interested Party Transactions...............................................     10
        2.15   Compliance With Laws........................................................     10
        2.16   Minute Books................................................................     10
        2.17   Brokers' and Finders' Fees..................................................     10
        2.18   Third Party Consents........................................................     10
        2.19   Control of CSI; Size of CSI.................................................     11
        2.20   Representations Complete....................................................     11

SECTION 3.        REPRESENTATIONS AND WARRANTIES OF CSINH, COMPANY AND STOCKHOLDERS........     11
        3.1    Organization; Subsidiaries..................................................     11
        3.2    Articles of Incorporation and Bylaws........................................     12
        3.3    Capital Structure...........................................................     12
        3.4    Authority...................................................................     13
        3.5    No Conflicts; Required Filings and Consents.................................     13
        3.6    Financial Statements........................................................     13
        3.7    Absence of Undisclosed Liabilities..........................................     14
        3.8    Absence of Certain Changes..................................................     14
        3.9    Litigation..................................................................     16
        3.10   Restrictions on Business Activities.........................................     16
        3.11   Permits; the Company Products; Regulation...................................     16
        3.12   Title to Property...........................................................     17
        3.13   Intellectual Property.......................................................     18
        3.14   Environmental Matters.......................................................     20

                               TABLE OF CONTENTS
                                  (continued)


                                                                                              Page
                                                                                              ----
        3.15   Taxes.......................................................................     21
        3.16   Employee Benefit Plans......................................................     23
        3.17   Certain Agreements Affected by the Sale.....................................     25
        3.18   Employee Matters............................................................     25
        3.19   Material Contracts..........................................................     25
        3.20   Interested Party Transactions...............................................     27
        3.21   Insurance...................................................................     27
        3.22   Compliance With Laws........................................................     27
        3.23   Minute Books................................................................     28
        3.24   Brokers' and Finders' Fees..................................................     28
        3.25   Accounts Receivable.........................................................     28
        3.26   Customers and Suppliers.....................................................     28
        3.27   Third Party Consents........................................................     29
        3.28   No Commitments Regarding Future Products....................................     29
        3.29   Termination of Shareholders Agreement.......................................     29
        3.30   Representations Complete....................................................     29

SECTION 4.        REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR...........................     29
        4.1    Organization, Standing and Power............................................     30
        4.2    Capital Structure...........................................................     30
        4.3    Authority...................................................................     31
        4.4    No Conflict; Required Filings and Consents..................................     31
        4.5    Financial Statements........................................................     31
        4.6    Absence of Undisclosed Liabilities..........................................     32
        4.7    Absence of Certain Changes..................................................     32
        4.8    Insurance...................................................................     32
        4.9    Litigation..................................................................     32
        4.10   Governmental Authorization..................................................     33
        4.11   Compliance With Laws........................................................     33
        4.12   Minute Books................................................................     33
        4.13   Broker's and Finders' Fees..................................................     33
        4.14   Securities Laws.............................................................     33
        4.15   Representations Complete....................................................     33

SECTION 5.        CONDUCT PRIOR TO THE CLOSING DATE........................................     33
        5.1    Conduct of Business.........................................................     33
        5.2    Conduct of Business of Company..............................................     34
        5.3    Conduct of Business of CSINH................................................     36
        5.4    Conduct of Business of Acquiror and its Subsidiaries........................     37
        5.5    No Solicitation.............................................................     37

SECTION 6.        ADDITIONAL AGREEMENTS....................................................     37
        6.1    Best Efforts and Further Assurances.........................................     37
        6.2    Consents; Cooperation.......................................................     38
        6.3    Access to Information.......................................................     38

                               TABLE OF CONTENTS
                                  (continued)


                                                                                              Page
                                                                                              ----
        6.4    Confidentiality.............................................................     39
        6.5    Public Disclosure...........................................................     39
        6.6    FIRPTA......................................................................     39
        6.7    Blue Sky Laws...............................................................     40
        6.8    Securities Holder's Representation Agreements...............................     40
        6.9    Additional Stockholders.....................................................     40
        6.10   Termination of 401(k) Plan..................................................     40

SECTION 7.        CONDITIONS TO CLOSING....................................................     40
        7.1    Conditions to Obligations of Each Party to Closing..........................     40
        7.2    Additional Conditions to Obligations of CSI, CSINH Company and
               Stockholders................................................................     41
        7.3    Additional Conditions to the Obligations of the Acquiror....................     42

SECTION 8.        TERMINATION, AMENDMENT AND WAIVER........................................     44
        8.1    Termination.................................................................     44
        8.2    Effect of Termination.......................................................     45
        8.3    Expenses....................................................................     45
        8.4    Amendment...................................................................     45
        8.5    Extension; Waiver...........................................................     45

SECTION 9.        ESCROW AND INDEMNIFICATION...............................................     45
        9.1    Survival of Representations and Warranties..................................     45
        9.2    Escrow Fund.................................................................     46
        9.3    Indemnification by CSI, CSINH, Company and Stockholders.....................     46
        9.4    Damages Threshold...........................................................     47
        9.5    Escrow Period...............................................................     47
        9.6    Distributions; Voting.......................................................     48
        9.7    Arbitration.................................................................     48

SECTION 10.       GENERAL PROVISIONS.......................................................     49
        10.1   Notices.....................................................................     49
        10.2   Interpretation..............................................................     50
        10.3   Counterparts................................................................     50
        10.4   Entire Agreement; Nonassignability; Parties in Interest.....................     50
        10.5   Severability................................................................     50
        10.6   Remedies Cumulative.........................................................     51
        10.7   Governing Law...............................................................     51
        10.8   Rules of Construction.......................................................     51
        10.9   Amendments and Waivers......................................................     51

EXHIBITS
--------
Exhibit A    -   Stockholders of the Company
Exhibit B-1  -   Note A
Exhibit B-2  -   Note B
Exhibit C-1  -   The Amended and Restated Right of First Refusal and Co-Sale Agreement
Exhibit C-2  -   Amended and Restated Voting Agreement
Exhibit D    -   The Stockholder's Representation Agreement
Exhibit E    -   [Intentionally Omitted]
Exhibit F    -   Non-Competition Agreement
Exhibit G    -   Security Arrangements
Exhibit H    -   Amendment to Stock Purchase Agreement


SCHEDULES
---------
Schedule 1   -   CSI, CSINH, Company and Stockholders Disclosure Schedule
Schedule 2   -   Acquiror Disclosure Schedule

                            STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of March 10, 2000, by and among printCafe, Inc., a Delaware corporation (the "Acquiror"), Constellation Software Inc., an Ontario corporation ("CSI"), Constellation Software of New Hampshire, Inc., a New Hampshire corporation ("CSINH"), Logic Associates, Inc., a New Hampshire corporation (the "Company"), Nicholas Orem, Warren Loomis and John Woodward-Poor (each a "Founder" and collectively the "Founders"), and certain other stockholders of the Company listed on Exhibit A attached hereto (each, together with any other stockholders added as parties hereto in accordance with Section 6.9, an "Other Stockholder" and collectively the "Other Stockholders"). The Founders and the Other Stockholders are hereinafter sometimes collectively referred to as the "Stockholders."

                                    RECITALS

        A. CSI is the record holder of all the issued and outstanding shares of common stock, without par value, of CSINH (the "CSINH Common Stock"). CSINH is the record holder of 77.50% of the issued and outstanding shares of common stock without par value, of the Company (the "Company Common Stock"). The Founders are collectively the record holders of 13.71% of the Company Common Stock (the "Founders Shares") and the Other Stockholders are collectively the record holders of up to 8.79% of the Company Common Stock (the "Other Shares").

        B. CSI desires to sell to the Acquiror and the Acquiror desires to buy from CSI all of the shares of CSINH Common Stock owned by CSI (the "CSINH Shares"). The Founders desire to sell to the Acquiror and the Acquiror desires to buy from the Founders all of the Founders Shares and each Other Stockholder desires to sell to the Acquiror and the Acquiror desires to buy from each such Other Stockholder that number of the Other Shares set forth opposite each such Other Stockholder's name on Exhibit A.

                                    AGREEMENT

        In consideration of the premises and the mutual representations, warranties and covenants set forth below, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. SALE AND PURCHASE OF SHARES

        1.1 SALE AND PURCHASE OF SHARES. At the closing of the transactions contemplated by this Agreement (the "Closing") the following shall take place:

             (a) CSI shall sell to the Acquiror and the Acquiror shall buy from CSI the CSINH Shares in consideration of the two subordinated promissory notes, one in the principal amount of Twenty-two Million dollars ($22,000,000) and one in the principal amount of Twenty-one Million Two Hundred Thousand dollars ($21,200,000), substantially in the form of the notes attached hereto as Exhibit B1 ("Note A") and Exhibit B2 ("Note B" and together with Note A, the "Note Consideration"). The Notes will be secured by the security arrangements set out in Exhibit G.

             (b) The Founders shall sell to the Acquiror and the Acquiror shall buy from the Founders, the Founders Shares in consideration of 652,727 shares of the common stock, $0.0001 par value, of the Acquiror (the "Acquiror Common Stock") (the "Share Consideration") less that percentage of the Share Consideration to be deposited in the Escrow Fund pursuant to Section 9. In connection with the receipt of the Share Consideration, the Founders shall become a party to the Amended and Restated Right of First Refusal and Co-Sale Agreement and the Amended and Restated Voting Agreement, the forms of which are attached hereto as Exhibit C1 and Exhibit C2 (collectively, the "Stockholder Agreements").

             (c) Each Other Stockholder shall sell to the Acquiror and the Acquiror shall buy from such Other Stockholders that number of the Other Shares set forth opposite each such Other Stockholder's name on Exhibit A in consideration of subordinated promissory notes substantially similar to Note A and Note B in the principal amounts set forth opposite each such other stockholder's name on Exhibit A (collectively, the "Other Note Consideration") less that percentage of the Other Note Consideration to be deposited in the Escrow Fund pursuant to Section 9.

        1.2 PAYMENT OF PURCHASE PRICE. At the Closing, Acquiror shall deliver to CSI, the Founders and the Other Stockholders, respectively, the Note Consideration, the Share Consideration and the Other Note Consideration, which amounts are hereinafter sometimes collectively referred to as the "Purchase Price," less, in the case of the Share Consideration and the Other Note Consideration, that percentage thereof to be deposited into the Escrow Fund.

        1.3 CLOSING. The Closing shall take place 15 days after the date hereof or as soon as practicable thereafter after the satisfaction or waiver of each of the conditions set forth in Section 7 below, or at such other time as the parties agree (the "Closing Date"). The Closing shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, New York, or at such other location as the parties agree.

        1.4 DELIVERIES AT CLOSING.

             (a) At the Closing, CSI shall deliver to the Acquiror:

                  (i) stock certificates evidencing all the CSINH Shares, each in form suitable for transfer, endorsed in blank or with executed blank stock transfer powers, along with stock book, stock transfer ledger and minute book of CSINH;

                  (ii) resignation of the directors and officers of CSINH requested by the Acquiror;

                  (iii) receipt for the Note Consideration; and

                  (iv) each of the certificates and documents contemplated by
Section 7.3 below.

             (b) At the Closing, the Founders and the Other Stockholders shall deliver to the Acquiror:

                  (i) stock certificates evidencing all the Founder Shares and all the Other Shares being sold to the Acquiror hereunder, each in form suitable for transfer, endorsed in blank or with executed blank stock transfer powers;

                  (ii) receipts for the Share Consideration and Other Note Consideration; and

                  (iii) each of the certificates and documents contemplated by
Section 7.3 below.

             (c) At the Closing, the Acquiror shall deliver to:

                  (i) CSI, the Note Consideration;

                  (ii) the Founders, the Share Consideration less that percentage of the Share Consideration to be deposited into the Escrow Fund;

                  (iii) the Other Stockholder, the Other Notes less that percentage of the Other Note Consideration to be deposited into the Escrow Fund; and

                  (iv) CSI, the Founders and Other Stockholders, as the case may be, each of the certificates and documents contemplated by Section 7.2 below.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF CSI AND CSINH

        In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of such entity and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the of the transactions anticipated by this Agreement or otherwise to prevent such entity and its subsidiaries from performing their obligations under this Agreement.

        In this Agreement, any reference to "knowledge" means, (i) in the case of CSI and CSINH, facts or information known to Mark Leonard or any executive officer or director of CSI or CSINH, (ii) in the case of the Company, facts or information known to Nicholas Orem, Warren Loomis and John Woodward-Poor after due and diligent inquiry of other executive officers of the Company, (iii) in the case of each Stockholder, facts or information known to such Stockholder, and (iv) in the case of the Acquiror, facts or information known to any corporate officer or director of the Acquiror.

        Except as disclosed in a document dated as of the date of this Agreement and delivered to the Acquiror prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Section 2 (the "Disclosure Schedule"), CSI and CSINH represent and warrant to the Acquiror as follows:

        2.1 ORGANIZATION; SUBSIDIARIES. Each of CSI and CSINH is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Other than owning the Company Common Stock, CSINH does not own, lease or operate any properties or carry on any business. Other than the Company, CSINH does not own, have any investment in, or control, directly or indirectly, any subsidiaries, associations or other business entities. CSINH is not a participant in any joint venture or partnership.

        2.2 ARTICLES OF INCORPORATION AND BYLAWS. Each of CSI and CSINH have delivered to the Acquiror a true and correct copy of its Articles of Incorporation and Bylaws or other charter documents ("Charter Documents"), each as amended to date. Neither CSI nor CSINH is in violation of any of the provisions of its Charter Documents.

        2.3 CAPITAL STRUCTURE. The authorized capital stock of CSINH consists of 100,000 shares of common stock, without par value per share, of which $3,083.75 is issued and outstanding. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof or any other rights or securities granted or issued to any person to cause CSINH to issue, sell, redeem or repurchase any shares of capital stock of CSINH. There does not exist nor is there outstanding any right, option, warrant, convertible obligation or other security or agreement entered into or granted by any stockholder of CSINH with respect to any shares of capital stock of CSINH. All outstanding shares of CSINH Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances or claims of any kind, and are not subject to preemptive rights or rights of first refusal created by statute, the Charter Documents of CSINH or any agreement to which CSINH or any stockholder of CSINH is a party or by which it is bound. CSI is the lawful record and beneficial owner of all issued and outstanding shares of CSINH Common Stock, free and clear of all liens, encumbrances or claims of any kind. There does not exist nor is there outstanding any right, option, warrant, convertible obligation or other security or agreement entered into or grant by any CSINH stockholder with respect to any shares of capital stock of CSINH. Except for the rights created pursuant to this Agreement, there are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which CSINH is a party or by which CSINH is bound relating to the issued or unissued capital stock of CSINH or obligating CSINH to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of CSINH or obligating CSINH to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of any shares of CSINH capital stock between or among CSINH and the stockholder of CSINH or to which CSINH or such stockholder is a party or by which it is bound.

        2.4 AUTHORITY. Each of CSI and CSINH has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of CSI and CSINH. This Agreement has been duly executed and delivered by each of CSI and CSINH and, assuming due authorization, execution and delivery by the Acquiror, constitutes the valid and binding obligation of each of CSI and CSINH enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equitable remedies.

        2.5 NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

             (a) Except as set forth in Section 2.5(a) of the Disclosure Schedule, the execution and delivery of this Agreement by each of CSI and CSINH does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of CSI's or CSINH's Charter Documents, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CSINH or any of its properties or assets, or (iii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CSI or any of its properties or assets.

             (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to CSI or CSINH in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (ii) the Securities Act of 1933, as amended (the "Securities Act"), applicable state securities laws and the securities laws of any foreign country; (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"); and (iv) such other consents, authorizations, filings, approvals and registrations applicable to CSI and not CSINH which, if not obtained or made, would not have a Material Adverse Effect on CSINH and would not prevent, or materially alter or delay the consummation of any of the transactions contemplated by this Agreement.

        2.6 FINANCIAL STATEMENTS. Section 2.6 of the Disclosure Schedule includes a true, correct and complete copy of the audited, consolidated financial statements of CSI for each of the fiscal years ended December 31, 1997 and December 31, 1998, the unaudited, consolidated financial statements of CSI for the fiscal year ended December 31, 1999 and the audited financial statements of CSINH for the fiscal period ended December 31, 1999 (collectively, the "CSI Financial Statements"). The CSI Financial Statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and with each other. The CSI Financial Statements accurately set out and describe the financial condition and operating results of CSI and CSINH as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments.

        2.7 ABSENCE OF UNDISCLOSED LIABILITIES. CSINH does not have obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth in CSINH's balance sheet for the fiscal period ended December 31, 1999 (the "CSINH Balance Sheet"), which liabilities consist solely of indebtedness incurred to finance equity investments in the Company, which indebtedness has been converted into equity prior to the date of this

Agreement, and (ii) those incurred in connection with the execution of this Agreement. CSI does not have obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth in the CSI's balance sheet for the period ended December 31, 1999 (the "CSI Balance Sheet"),
(ii) those incurred in the ordinary course of business and not required to be set forth in the CSI Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the date of the CSI Balance Sheet and consistent with past practice, and (iv) those incurred in connection with the execution of this Agreement.

        2.8 ABSENCE OF CERTAIN CHANGES. Since the date of the CSINH Balance Sheet (the "CSINH Balance Sheet Date") there has not been, occurred or arisen, except for equity investments in the Company and the issuance of stock and incurrence of debt in connection therewith, any:

             (a) transaction by CSINH;

             (b) amendments or changes to CSINH's Charter Documents;

             (c) capital expenditure or commitment by CSINH;

             (d) declaration, setting aside, or payment of a dividend or other distribution in respect to the capital stock of CSINH, or any direct or indirect redemption, purchase or other acquisition by CSINH of any of its capital stock; or

             (e) agreement by CSINH or any officer, director or agent of CSINH to do any of the things described in the preceding clauses (a) through (d) (other than negotiations with the Acquiror and its representatives regarding the transactions contemplated by this Agreement).

        Since the date of the CSI Balance Sheet (the "CSI Balance Sheet Date") there has not been, occurred or arisen any event or condition of any character that has or could reasonably be expected to have a Material Adverse Effect on CSI.

        2.9 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic or threatened against CSINH or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against CSINH or any of CSINH's directors or officers (in their capacities as such).

        2.10 PERMITS; THE COMPANY PRODUCTS; REGULATION. CSINH is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for CSINH to carry on its business as it is now being conducted (the "Authorizations") and no suspension or cancellation of any Authorization is pending or threatened. CSINH is not in conflict with, or in default or violation of, (i) any laws applicable to CSINH or by which any property or asset of CSINH is bound or affected, (ii) any Authorization, or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which CSINH is a party or by which CSINH or any property or asset of CSINH is bound or affected.

        2.11 PROPERTY. Other than the Company Shares, CSINH does not, at the date hereof, own, license or otherwise possess, nor has it ever owned, licensed or otherwise possessed, any interest or right in any property, tangible or intangible, including patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and any applications for any of the foregoing, maskworks, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material

        2.12 TAXES.

             (a) For purposes of this Agreement, the following definitions shall apply:

                  (i) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected,
(B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or
(C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

                  (ii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

             (b) All Returns required to be filed by or on behalf of CSINH have been duly filed on a timely basis, and each such Return is true, complete and correct in all material respects. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of CSINH under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis, and no other material Taxes are payable by CSINH with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). CSINH has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of CSINH with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that CSINH is contesting in good faith through appropriate proceedings. CSINH is not and has not been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.

        (c) The amount of CSINH's liabilities for unpaid Taxes for all periods through the date of the CSINH Financial Statements do not, in the aggregate, materially exceed the amount of the current liability accruals for Taxes reflected on the CSINH Financial Statements, and the CSINH Financial Statements properly accrue in accordance with GAAP all liabilities for Taxes of CSINH payable after the date of the CSINH Financial Statements attributable to transactions and events occurring prior to such date. No liability for Taxes of CSINH has been incurred (or prior to Closing will be incurred) since such date other than in the ordinary course of business.

        (d) The Acquiror has been furnished by CSINH true and complete copies of
(i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of CSINH relating to Taxes, and (ii) all federal, state and foreign income or franchise tax Returns for or including CSINH for all periods since CSINH's inception.

        (e) No audit of the Returns of or including CSINH by a government or taxing authority is in process, threatened or, to CSI or CSINH's knowledge, pending (either in writing or orally, formally or informally). No deficiencies exist or have been asserted (either in writing or orally, formally or informally) and not resolved or are expected to be asserted with respect to Taxes of CSINH, and CSINH has not received notice (either in writing or orally, formally or informally) nor does it expect to receive notice that it has not filed a Return or paid Taxes required to be filed or paid. CSINH is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or orally, formally or informally) against CSINH, or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of CSINH. CSINH has disclosed on its federal and state income and franchise tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

        (f) CSINH is not (nor has it ever been) a party to any tax sharing agreement. Since January 1, 1998, CSINH has not been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

        (g) CSINH is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. CSINH is not a "consenting corporation" under Section 341(f) of the Code. CSINH has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to CSINH pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. CSINH has not agreed to, nor is it required to make, other than by reason of the transactions anticipated by this Agreement, any adjustment under Code Section 481(a) by reason of, a change in accounting method, and CSINH will not otherwise have any income reportable for a period ending after the Closing Date attributable to a transaction or other event (e.g., an installment sale) occurring prior to the Closing Date with respect to which CSINH received the economic benefit prior to the Closing Date. CSINH is not, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder.

             (h) The Acquiror has been furnished accurate and complete information in writing regarding CSINH's acquisition of the Company Common Stock owned by CSINH sufficient to determine the tax basis and holding period for such shares.

             (i) Acquiror has been furnished accurate and complete information regarding CSINH's net operating losses for federal and each state tax purposes other than losses incurred in connection with the transactions contemplated by this Agreement. CSINH has no net operating losses and credit carryovers or other tax attributes currently subject to limitation under Sections 382, 383, or 384 of the Code, not taking into account any such limitation resulting from the transactions contemplated by this Agreement.

        2.13 EMPLOYEE MATTERS. At the date hereof, CSINH does not have, nor has it ever had, any employees and it does not participate in or sponsor, nor has it ever participated in or sponsored, any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")).

        2.14 INTERESTED PARTY TRANSACTIONS. Neither CSI nor CSINH is indebted to any director, officer, employee or agent of either CSI or CSINH (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to CSINH.

        2.15 COMPLIANCE WITH LAWS. CSINH has complied with, is not in violation of, and has not received any notices of any violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.

        2.16 MINUTE BOOKS. The minute books of CSINH have been made available to the Acquiror and contain a summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of CSINH through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

        2.17 BROKERS' AND FINDERS' FEES. Neither CSI nor CSINH has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        2.18 THIRD PARTY CONSENTS. Except as specified in Section 2.5(b), no consent or approval is needed by CSI or CSINH from any third party in order to consummate any of the transactions contemplated hereby.

        2.19 CONTROL OF CSI; SIZE OF CSI.

             (a) No person (including all parent corporations, subsidiaries and divisions and all related corporations under common control with any of the foregoing) has beneficial ownership, whether direct or indirect, through fiduciaries, agents, controlled entities or other means, of 50% or more of the voting securities of CSI. Pursuant to a shareholders agreement among the shareholders of CSI, the shareholders have agreed to vote for the election of the eight members of the board of directors of CSI as follows: the Ontario Municipal Employee Retirement System ("OMERS") has the contractual power to designate three of the directors, Toronto Dominion Bank ("TD") has the contractual power to designate two of the directors, the Chief Executive Officer of CSI is to be a member of the Board, and OMERS and TD, acting jointly, have the contractual power to designate two Independent persons (defined as person who are not affiliated directly or indirectly, with CSI, OMERS or TD). OMERS does not have the contractual power to designate the Chief Executive Officer of CSI.

             (b) The annual consolidated net sales of CSI, both domestic and foreign, for the fiscal year ended December 31, 1999, as stated in the unaudited, consolidated financial statements of CSI for the year ended December 31, 1999, were less than $100 million. The total consolidated assets of CSI, both domestic and foreign, as stated on its balance sheet as of December 31, 1999, were less than $100 million. The income statement of CSI for the year ended December 31, 1999 and the balance sheet of CSI as at such date are the most recent regularly prepared financial statements of CSI.

        2.20 REPRESENTATIONS COMPLETE. None of the representations or warranties made by CSI or CSINH herein or in any Schedule hereto, including the Disclosure Schedule, or certificate furnished by CSI or CSINH pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF CSINH, COMPANY AND STOCKHOLDERS.

        Except as disclosed in the Disclosure Schedules and referring to the representations and warranties in this Section 3, CSINH and the Company jointly and severally, and the Stockholders severally, represent and warrant to the Acquiror as follows:

        3.1 ORGANIZATION; SUBSIDIARIES. Each of the Company and each Subsidiary (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Company and each Subsidiary has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company or such Subsidiary. Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on the Company or such Subsidiary.
Section 3.1 of the Disclosure Schedule sets forth each jurisdiction where each of the Company and each Subsidiary is qualified to do business. Except as set forth in Section 3.1 of the Disclosure Schedule, the Company does not have any investment in, or control, directly or indirectly, any subsidiaries, associations or other business entities ( each, a "Subsidiary" or "Subsidiaries"). Each Subsidiary is wholly-owned by the Company. The entire capital stock of each Subsidiary is owned by the Company, free and clear of all liens, encumbrances or claims of any kind None of the Subsidiaries has any Subsidiaries. Neither the Company nor any Subsidiary is a participant in any joint venture or partnership.

        3.2 ARTICLES OF INCORPORATION AND BYLAWS. The Company has delivered to the Acquiror a true and correct copy of the Charter Documents of the Company and each Subsidiary, each as amended to date. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Charter Documents.

        3.3 CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 2,000,000 shares, consisting of 1,000,000 shares of common stock, with no par value per share, of which 12,932.124 shares are issued and outstanding, and 1,000,000 shares of preferred stock, none of which is issued or outstanding. The Company has issued options to purchase 231.907 shares of common stock of the Company. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof or any other rights or securities granted or issued to any person to cause the Company to issue, sell, redeem or repurchase any shares of capital stock of the Company. All outstanding shares of the Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances or claims of any kind, and are not subject to preemptive rights or rights of first refusal created by statute, the Charter Documents of the Company or any agreement to which the Company or any stockholder of the Company is a party or by which it is bound. CSINH and the Stockholders are the lawful record and beneficial owners of that number of issued and outstanding shares of the Company Common Stock set forth on Exhibit A, free and clear of all liens, encumbrances or claims of any kind. Except as disclosed in this Section 3.3, there does not exist nor is there outstanding any right, option, warrant, convertible obligation or other security or agreement entered into or granted by the Company with respect to any shares of capital stock of the Company. Except (i) for the rights created pursuant to this Agreement (ii) as set forth in this Section 3.3 or (iii) set forth in
Section 3.3 of the Disclosure Schedule, there are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of any shares of the Company capital stock (i) between or among the Company and any of the stockholders of the Company or (ii) between or among any of the stockholders of the Company.

        3.4 AUTHORITY.

             (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by the Acquiror, constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equitable remedies.

             (b) Each Stockholder has the requisite capacity to enter into this Agreement and to consummate the transaction contemplated hereby. This Agreement has been duly executed and delivered by each Stockholder and constitutes a valid and binding obligation enforceable against him or her in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equitable remedies.

        3.5 NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

             (a) The execution and delivery of this Agreement by the Company, the Founders and the Other Stockholders does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Charter Documents of the Company or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary or any of its properties or assets.

             (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Exchange Act, (ii) the Securities Act, applicable state securities laws and the securities laws of any foreign country; (iii) such filings as may be required under the HSR; and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

        3.6 FINANCIAL STATEMENTS. Section 3.6 of the Disclosure Schedule includes a true, correct and complete copy of the audited, consolidated financial statements for each of the fiscal years ended December 31, 1998 and 1999 for the Company and each Subsidiary (collectively, the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other. The Company Financial Statements accurately set out and describe the financial condition and operating results the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. The Company maintains and will continue to maintain a system of accounting administered in accordance with GAAP.

        3.7 ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Company nor any Subsidiary has any obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet for the period ended December 31, 1999 (the "Company Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Company Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the date of the Company Balance Sheet and consistent with past practice, and (iv) those incurred in connection with the execution of this Agreement.

        3.8 ABSENCE OF CERTAIN CHANGES. Except as set forth in Section 3.8 of the Disclosure Schedule, since date of the Company Balance Sheet (the "Company Balance Sheet Date") there has not been, occurred or arisen any:

             (a) transaction by the Company or any Subsidiary except in the ordinary course of business in a manner consistent with past practices;

             (b) amendments or changes to the Company's or any Subsidiary's Charter Documents;

             (c) capital expenditure or commitment by the Company or any Subsidiary, in any individual amount exceeding $5,000, or in the aggregate, exceeding $20,000;

             (d) destruction of, damage to, or loss of any assets (including, without limitation, intangible assets), business or customer of the Company or any Subsidiary (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to the Company or such Subsidiary;

             (e) strike, lockout or slowdown or, to the Company's knowledge, any threat thereof, or claim of wrongful discharge or other unlawful labor practice or action affecting the Company or any Subsidiary;

             (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals, or any change in capitalization of software development costs) by the Company or any Subsidiary;

             (g) revaluation by the Company or any Subsidiary of any of its assets;

             (h) declaration, setting aside, or payment of a dividend or other distribution in respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock;

             (i) increase in the salary or other compensation payable or to become payable by the Company or any Subsidiary to any officers, directors, employees or advisors of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice, or the declaration, payment, or commitment or obligation of any kind for the payment by the Company or any Subsidiary of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement, the establishment of any bonus, insurance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation, the granting of stock options, stock appreciation rights, performance awards), stock purchase or other employee benefit plan;

             (j) sale, lease, license of other disposition of any of the assets or properties of the Company or any Subsidiary, except in the ordinary course of business and not in excess of $20,000 in the aggregate;

             (k) termination or material amendment of any Material Contract (as hereafter defined) to which the Company or any Subsidiary is a party or by which it is bound;

             (l) loan by the Company or any Subsidiary to any person or entity, or guaranty by the Company or any Subsidiary of any loan;

             (m) waiver or release of any right or claim of the Company or any Subsidiary, including any write-off or other compromise of any account receivable of the Company or any Subsidiary, in excess of $20,000 in the aggregate;

             (n) the commencement or notice or, to the Company's knowledge, threat of commencement of any lawsuit or proceeding against or, to the Company's knowledge, investigation of the Company or any Subsidiary or its affairs;

             (o) to the Company's knowledge, any notice of any claim of ownership by a third party of the Intellectual Property (as hereinafter defined) or of infringement by the Company or any Subsidiary of any third party's Intellectual Property rights;

             (p) issuance or sale by the Company or any Subsidiary of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

             (q) change in pricing or royalties set or charged by the Company or any Subsidiary to its customers or licensees or in pricing or royalties set or charged by persons who have licensed the Intellectual Property to the Company or such Subsidiary;

             (r) event or condition of any character that has or could reasonably be expected to have a Material Adverse Effect on the Company or any Subsidiary; or

             (s) agreement by the Company or any Subsidiary or any director, officer or employee of the Company or any Subsidiary to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with the Acquiror and its representatives regarding the transactions contemplated by this Agreement).

        3.9 LITIGATION. There is no private or governmental action, suit, proceeding, claim or arbitration pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company. There is no judgment, decree or order against the Company or, to the knowledge of the Company, any of the Company's or any Subsidiary's directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on the Company. All litigation to which the Company or any Subsidiary is a party (or, to the knowledge of the Company, threatened to become a party) is disclosed in the Disclosure Schedule.

        3.10 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon the Company or any Subsidiary which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of the Company or any Subsidiary, any acquisition of property by the Company or any Subsidiary or the overall conduct of business by the Company or any Subsidiary as currently conducted or as proposed to be conducted by the Company. Neither the Company nor any Subsidiary has entered into any agreement under which the Company or any Subsidiary is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

        3.11 PERMITS; THE COMPANY PRODUCTS; REGULATION.

             (a) Each of the Company and each Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for each of the Company and such Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Authorizations") and no suspension or cancellation of any Authorization is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any Authorization would not have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary is in conflict with, or in default or violation of, (i) any laws applicable to the Company or such Subsidiary or by which any property or asset of the Company or such Subsidiary is bound or affected, (ii) any Authorization, or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or such Subsidiary is a party or by which the Company or any property or asset of the Company or such Subsidiary is bound or affected, except for any such conflict, default or violation that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

             (b) Except as would not have a Material Adverse Effect on the Company, there have been no written notices, citations or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by the Company or any Subsidiary (the "Products") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. To the knowledge of the

Company, each of the Company and each Subsidiary has complied in all material respects with the laws, regulations, policies, procedures and specifications with respect to the design, manufacture, labeling, testing and inspection of the Products. Except as disclosed in Section 3.11(b) of the Disclosure Schedule, there have been no recalls, field notifications or seizures ordered or, to the Company's knowledge, threatened by any such governmental or regulatory body with respect to any of the Products.

             (c) Except as set forth in Section 3.11(c) of the Disclosure Schedule, each of the Company and each Subsidiary has obtained, in all countries where the Company and such Subsidiary is marketing or has marketed its Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies in such countries regulating the safety, effectiveness and market clearance of the Products currently or previously marketed by the Company or such Subsidiary in such countries, except for any such failures as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has identified and made available for examination by the Acquiror all information relating to regulation of the Products, including licenses, registrations, approvals and permits. The Company has identified in writing to the Acquiror all international locations where regulatory information and documents are kept.

        3.12 TITLE TO PROPERTY.

             (a) The Company (or a Subsidiary) has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (iii) liens securing debt which is reflected on the Company Balance Sheet. The plants, property and equipment of the Company and each Subsidiary that are used in the operations of its businesses are in good operating condition and repair. All properties used in the operations of the Company or any Subsidiary are reflected in the Company Balance Sheet to the extent GAAP require the same to be reflected. Section 3.12(a) of the Disclosure Schedule sets forth a true, correct and complete list of all real property owned or leased by the Company or any Subsidiary, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and other fees payable under such lease. Such leases are in good standing, are valid and effective in accordance with their respective terms, and there is not under any such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

             (b) Section 3.12(b) of the Disclosure Schedule also sets forth a true, correct and complete list of all equipment having a value in excess of $1,000 owned or leased the Company or any Subsidiary, and such equipment is, taken as a whole, in conjunction with the equipment having a value of less than $1,000, (i) adequate for the conduct of the Company's and such Subsidiary's business, consistent with its past practice, and (ii) in good operating condition (except for ordinary wear and tear).

        3.13 INTELLECTUAL PROPERTY.

             (a) Each of the Company and each Subsidiary owns, or has licensed or otherwise possess legally enforceable rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and any applications for any of the foregoing, maskworks, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or proposed to be used in the business of the Company or any Subsidiary as currently conducted by the Company or such Subsidiary.

             (b) Section 3.13 of the Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks registered by the Company or any Subsidiary, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any Intellectual Property except for licenses to customers granted in the ordinary course of business, and (iii) all material licenses, sublicenses and other agreements as to which the Company or any Subsidiary is a party and pursuant to which any person is authorized the use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any product that is material to its business, excluding Third Party Intellectual Property Rights for word processing software or similar software validly obtained and licensed by the Company. Neither the Company nor any Subsidiary is in violation of any license, sublicense or agreement described in Section 3.13 of the Disclosure Schedule. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby, will neither cause the Company or any Subsidiary to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth in Section 3.13 of the Disclosure Schedule, the Company (or a Subsidiary) is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens), the Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Intellectual Property is being used.

             (c) There is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company or any Subsidiary, any trade secret material to the Company or any Subsidiary or any Intellectual Property right of any third party to the extent licensed by or through the Company or any Subsidiary, by any third party, including any employee of the Company or any Subsidiary. Neither the Company nor any Subsidiary has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

             (d) Neither the Company nor any Subsidiary is nor will be as a result of the execution and delivery of this Agreement or the performance of the Company's obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, the breach of which would have a Material Adverse Effect on the Company.

             (e) All patents, registered trademarks, service marks and copyrights held by the Company and each Subsidiary are valid and existing and, to the knowledge of the Company, there is no assertion or claim (or basis therefor) challenging the validity of any Intellectual Property of the Company or any Subsidiary. Neither the Company nor any Subsidiary has been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party. Neither the conduct of the business of the Company or any Subsidiary as currently conducted nor the manufacture, sale, licensing or use of any of the products of the Company or any Subsidiary as now manufactured, sold or licensed or used, nor the use in any way of the Intellectual Property in the manufacture, use, sale or licensing by the Company or any Subsidiary of any products currently proposed, infringes on or will infringe or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark or copyright of any third party that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company. All registered trademarks, service marks and copyrights held by the Company or any Subsidiary are valid and existing. To the Company's knowledge, no third party is challenging the ownership by the Company, or the validity or effectiveness of, any of the Intellectual Property. The Company has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. There are no pending, or to the knowledge of the Company, threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of the Company except such as may have been commenced by the Company. There is no breach or violation of or, to the knowledge of the Company, threatened or actual loss of rights under any license agreement to which the Company is a party.

             (f) Each of the Company and each Subsidiary has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that the Company (or a Subsidiary) does not already own by operation of law.

             (g) Each of the Company and each Subsidiary has a policy requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in the Company's or such Subsidiary's standard forms and all current and former employees, consultant and independent contractors of the Company and such Subsidiary have executed such an agreement. All use, disclosure or appropriation of the Intellectual Property owned by the Company or any Subsidiary and not otherwise protected by patents, patent applications or copyright ("Confidential Information") has been pursuant to the terms of a written agreement between the Company or a Subsidiary and a third party. All use, disclosure or appropriation by the Company or any Subsidiary of Confidential Information not owned by the Company or a Subsidiary has been pursuant to the terms of a written agreement between the Company or such Subsidiary and the owner of such Confidential Information, or is otherwise lawful.

        3.14 ENVIRONMENTAL MATTERS.

             (a) The following terms shall be defined as follows:

                  (i) "Environmental and Safety Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders, as currently in effect, that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of air, water or groundwater with respect to, or that require reporting with respect to, Hazardous Materials; which regulate the manufacture, handling, transport, treatment, storage or disposal of Hazardous Materials, or which are intended to assure the good health of employees or other persons, including the public.

                  (ii) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws; petroleum and petroleum products including crude oil and any fractions thereof; natural gas and any mixtures thereof; radon and asbestos.

                  (iii) "Property" shall mean all real property leased or owned by the Company either currently or in the two-year period prior to the Closing.

                  (iv) "Facilities" shall mean all buildings and improvements on the Property of the Company.

             (b) Except as would not have a Material Adverse Effect on the Company or its Subsidiaries considered as a whole: (i) no asbestos is contained in or has been used at or released from the Facilities in violation of Environmental and Safety Laws; (ii) the Company has not received notice (verbal or written) of any noncompliance of the Facilities or of its past or present operations with Environmental and Safety Laws; (iii) no notices, administrative actions or suits are pending or, to the knowledge of the Company, CSINH and the Founders, threatened against the Company, CSINH or the Founders relating to Hazardous Materials or a violation of any Environmental and Safety Laws; (iv) the Company has not received notice that it is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or any state analog statute, arising out of events occurring prior to the Closing Date; (v) to the knowledge of the Company, CSINH and the Founders, there has not been in the past, and there is not now, any contamination, disposal, spilling, dumping, incineration, discharge, storage, or treatment of Hazardous Materials on, under or migrating from the Facilities or Property (including without limitation, soils and surface and ground waters);
(vi) except in material compliance with Environmental and Safety Laws, there are not now any underground tanks at, on or under the Property including without limitation, treatment or storage tanks, sumps, or oil wells; (vii) to the knowledge of the

Company, CSINH and the Founders, there are no polychlorinated biphenyls ("PCBs") deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (viii) to the knowledge of the Company, CSINH and the Founders, there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (ix) the Facilities and the Company's activities therein, within applicable statutes of limitation, have complied in all material respects with all Environmental and Safety Laws; (x) the Company and each Subsidiary has all the permits and licenses required under Environmental and Safety Laws to operate its business as currently conducted and the Company is in compliance in all material respects with the terms and conditions of those permits; and (xi) neither the Company nor any Subsidiary has not received notice that it is liable for any off-site contamination involving Hazardous Materials.

        3.15 TAXES.

             (a) All Returns required to be filed by or on behalf of the Company and each Subsidiary have been duly filed on a timely basis, except where the failure to timely file such Return will not have a Material Adverse Effect on the Company, and each such Return is true, complete and correct in all material respects. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of the Company under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis, and no other material Taxes are payable by the Company with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). Each of the Company and each Subsidiary has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of the Company or any Subsidiary with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that the Company is contesting in good faith through appropriate proceedings. The Company is not and has not been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.

             (b) The amount of the Company's liabilities for unpaid Taxes (including Subsidiaries) for all periods through the date of the Company Financial Statements do not, in the aggregate, materially exceed the amount of the current liability accruals for Taxes reflected on the Company Financial Statements, and the Company Financial Statements properly accrue in accordance with GAAP all liabilities for Taxes of the Company or any Subsidiary payable after the date of the Company Financial Statements attributable to transactions and events occurring prior to such date. No liability for Taxes of the Company or any Subsidiary has been incurred (or prior to Closing will be incurred) since such date other than in the ordinary course of business.

             (c) The Acquiror has been furnished by the Company true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of the Company and each Subsidiary relating to

Taxes, and (ii) all federal, state and foreign income or franchise tax Returns for or including the Company or any Subsidiary for all periods since the inception of the Company.

             (d) Except as set forth in Section 3.15 of the Disclosure Schedule, no audit of the Returns of or including the Company or any Subsidiary by a government or taxing authority is in process, threatened or, to the Company's knowledge, pending (either in writing or orally, formally or informally). No deficiencies exist or have been asserted (either in writing or orally, formally or informally) and not resolved or are expected to be asserted with respect to Taxes of the Company or any Subsidiary, and neither the Company nor any Subsidiary has received notice (either in writing or orally, formally or informally) nor does it expect to receive notice that it has not filed a Return or paid Taxes required to be filed or paid. Neither the Company nor any Subsidiary is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or orally, formally or informally) against the Company or any Subsidiary or any of their respective assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Company or any Subsidiary. The Company has disclosed on their federal and state income and franchise tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

             (e) The Company is not (nor has it ever been) a party to any tax sharing agreement. Since January 1, 1998, the Company has never been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

             (f) The Company is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a "consenting corporation" under Section 341(f) of the Code. The Company has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Company pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. The Company has agreed to, nor is it required to make, other than by reason of the transactions contemplated hereunder, any adjustment under Code Section 481(a) by reason of, a change in accounting method, and the Company will not otherwise have any income reportable for a period ending after the Closing Date attributable to a transaction or other event (e.g., an installment sale) occurring prior to the Closing Date with respect to which the Company received the economic benefit prior to the Closing Date. The Company is not, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder.

             (g) The Disclosure Schedule contains accurate and complete information regarding the Company's net operating losses for federal and each state tax purposes. The Company will not have net operating losses and credit carryovers or other tax attributes currently subject to limitation under Sections 382, 383, or 384 of the Code, not taking into account any such limitation resulting from the transactions contemplated hereunder.

        3.16 EMPLOYEE BENEFIT PLANS.

             (a) Schedule 3.16 lists, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with CSINH (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of ERISA), (ii) each loan to a non-officer employee, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code
Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all contracts and agreements relating to employment and all severance agreements, with any of the directors, officers or employees of the Company (other than, in each case, any such contract or agreement that is terminable by the Company at will or without penalty or other adverse consequence), (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of the Company and that do not generally apply to all employees, and (vi) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company (together, the "Employee Plans").

             (b) The Company has furnished to the Acquiror a copy of each of the Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination with the exception of any amendments required by such subsequent legislation for which the period during which a determination letter may be requested from the Internal Revenue Service has not yet expired under such applicable Treasury regulation or Internal Revenue Service pronouncements. The Company has also furnished the Acquiror with the most recent Internal Revenue Service determination letter issued with respect to each such Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Employee Plan subject to Code Section 401(a). This Section 3.16(b) is limited by the disclosure set forth in Section 3.16(b) of the Disclosure Schedule.

             (c) Except as set forth in Section 3.16(c) of the Disclosure Schedule, (i) none of the Employee Plans promises or provides retiree medical or other retiree welfare or life insurance benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee

Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and the Company has performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Employee Plans;
(iv) neither the Company nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Employee Plans; (v) all material contributions required to be made by the Company or ERISA Affiliate to any Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years; (vi) with respect to each Employee Plan, no "reportable event" within the meaning of
Section 4043 of ERISA (excluding any such event for which the thirty day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Employee Plan is covered by, and neither the Company nor any ERISA Affiliate has incurred or expects to incur any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or an employee's withdrawal from, any Employee Plan or other retirement plan or arrangement, and no fact or event exists that could give rise to any such liability, or under Section 412 of the Code; (viii) the Company has not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act, (the "WARN Act")and no fact or event exists that could give rise to liability under such act; and (ix) no compensation paid or payable to any employee of the Company has been, or will be, non-deductible by reason of application of Section 162(m) of the Code. With respect to each Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed to the best of the Company's knowledge) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Employee Plan, except to the extent that the failure to comply would not, in the aggregate, have a Material Adverse Effect. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of the Company is threatened, against or with respect to any such Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither the Company or any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

             (d) With respect to each Employee Plan, the Company has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder and (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect.

             (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company or any ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider.

             (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any ERISA Affiliate relating to, or change in participation or coverage under, any Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Company's financial statements.

        3.17 CERTAIN AGREEMENTS AFFECTED BY THE SALE. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company, (ii) materially increase any benefits otherwise payable by the Company, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

        3.18 EMPLOYEE MATTERS. The Company and each Subsidiary is in compliance in all material respects with all currently applicable federal, state, local and foreign laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no pending claims against the Company or any Subsidiary under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to the knowledge the Company, threatened, between the Company or any Subsidiary and any of its respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor unions contract nor does the Company know of any activities or proceedings of any labor union or other group to organize any such employees.

        3.19 MATERIAL CONTRACTS.

             (a) Subsections (i) through (ix) of Section 3.19(a) of the Disclosure Schedule contain a list of the following contracts and agreements to which the Company or any Subsidiary is a party or by which it is bound (collectively, the "Material Contracts").

                  (i) each contract (other than routine purchase orders and pricing quotes in the ordinary course of business covering a period of less than 1 year) for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company or such Subsidiary under the terms of which the Company or such Subsidiary: (A) paid or otherwise gave consideration of more than $100,000 in the aggregate during the calendar year ended December 31, 1999, (B) is required by its terms to pay or pursuant to which the Company or such Subsidiary presently anticipates that it will pay more than $100,000 in the aggregate during the calendar year ended December 31, 2000, (C) is required by its terms to pay or pursuant to which the Company or such Subsidiary presently anticipates that it will pay more than $100,000 in the aggregate over the remaining term of such contract, or (D) cannot be cancelled by the Company or such Subsidiary without penalty or further payment of less than $100,000;

                  (ii) each customer contract and agreement (other than routine purchase orders, pricing quotes with open acceptance and other tender bids, in each case, entered into in the ordinary course of business and covering a period of less than one year) to which the Company or such Subsidiary is a party which
(A) involved consideration of more than $100,000 in the aggregate during the calendar year ended December 31, 1999, (B) is required by its terms to pay or pursuant to which the Company or such Subsidiary presently anticipates that it will pay more than $100,000 in the aggregate during the calendar year ended December 31, 2000, (C) is required by its terms to pay or pursuant to which the Company or such Subsidiary presently anticipates that it will pay more than $100,000 in the aggregate over the remaining term of the contract, or (D) cannot be cancelled by the Company or such Subsidiary without penalty or further payment of less than $100,000;

                  (iii) (A) all distributor, manufacturer's representative, broker, franchise, agency and dealer contracts and agreements to which the Company or such Subsidiary is a party (specifying on a matrix, in the case of distributor agreements, the name of the distributor, product, territory, termination date and exclusivity provisions) and (B) all sales promotion, market research, marketing and advertising contracts and agreements to which the Company or such Subsidiary is a party which: (1) involved consideration of more than $100,000 in the aggregate during the calendar year ended December 31, 1999,
(2) are required by its terms to pay or pursuant to which the Company or such Subsidiary presently anticipates that it will pay more than $100,000 in the aggregate during the calendar year ended December 31, 2000, or (3) are required by its terms to pay or pursuant to which the Company or such Subsidiary presently anticipates that it will pay or pursuant to which the Company or such Subsidiary presently anticipates that it will pay more than $100,000 in the aggregate over the remaining term of the contract;

                  (iv) all management contracts with independent contractors or consultants (or similar arrangements) to which the Company or such Subsidiary is a party and which (A) involved consideration or more than $50,000 in the aggregate during the calendar year ended December 31, 1999, (B) are likely to involve consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 2000, or (C) are required by its terms to pay or pursuant to which the Company or such Subsidiary presently anticipates that it will pay or pursuant to which the Company or such Subsidiary presently anticipates that it will pay more than $50,000 in the aggregate over the remaining term of the contract;

                  (v) all contracts and agreements (excluding routine checking account overdraft agreements involving petty cash amounts) under which the Company or such Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness in excess of $25,000 or under which the Company or such Subsidiary has imposed (or may impose) a security interest or lien on any of their respective assets, whether tangible or intangible, to secure indebtedness in excess of $25,000;

                  (vi) all contracts and agreements that limit the ability of the Company or such Subsidiary or, after the Closing Date, the Acquiror or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

                  (vii) all contracts and agreements between or among the Company or such Subsidiary, on the one hand, and any affiliate of the Company or such Subsidiary, on the other hand;

                  (viii) all contracts and agreements to which the Company or such Subsidiary is a party under which it has agreed to supply products to a customer at specified prices, whether directly or through a specific distributor, manufacturer's representative or dealer; and

                  (ix) all other contracts or agreements (A) which are material to the Company or such Subsidiary or the conduct of their respective businesses,
(B) the absence of which would have a Material Adverse Effect on the Company, or
(C) which are believed by the Company to be of unique value even though not material to the business of the Company.

             (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, each Company license, each Material Contract and each other material contract or agreement of the Company or such Subsidiary which would not have been required to be disclosed in Section 3.19(a) of the Disclosure Schedule is a legal, valid and binding agreement, and none of the Company licenses or Material Contracts is in default by its terms or has been cancelled by the other party and the Company or such Subsidiary is not in receipt of any claim of default under any such agreement; and the Company does not anticipate any termination or change to, or receipt of a proposal with respect to, any such agreement as a result of the transactions to be consummated hereunder or otherwise. The Company has furnished the Acquiror with true and complete copies of all such agreements together with all amendments, waivers or other changes thereto.

        3.20 INTERESTED PARTY TRANSACTIONS. Except as disclosed in the Financial Statements, neither the Company nor any Subsidiary is indebted to any director, officer, employee or agent of the Company or such Subsidiary (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company or such Subsidiary.

        3.21 INSURANCE. Section 3.21 of the Disclosure Schedule lists the policies of insurance and bonds carried by the Company and its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company or a Subsidiary is otherwise in compliance with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

        3.22 COMPLIANCE WITH LAWS. The Company and each Subsidiary has complied with and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries considered as a whole.

        3.23 MINUTE BOOKS. The minute books of the Company and each Subsidiary have been made available to the Acquiror and contain a summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company and each Subsidiary through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

        3.24 BROKERS' AND FINDERS' FEES. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        3.25 ACCOUNTS RECEIVABLE.

             (a) The Company has made available to the Acquiror a list of all accounts receivable of the Company and each Subsidiary reflected on the Company Financial Statements ("Accounts Receivable") along with a range of days elapsed since invoice.

             (b) All Accounts Receivable arose in the ordinary course of business and are carried at values determined in accordance with GAAP consistently applied. Except as disclosed in the Company Financial Statements, no person has any lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

             (c) All of the inventories of the Company and each Subsidiary reflected in the Company Financial Statements and the Company's books and records on the date hereof were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with the Company's regular inventory practices and are set forth on the Company's books and records in accordance with the practices and principles of the Company consistent with the method of treating said items in prior periods. None of the inventory of the Company or any Subsidiary reflected on the Company Financial Statements or on the Company's books and records as of the date hereof (in either case net of the reserve therefor) is obsolete, defective or in excess of the needs of the business of the Company reasonably anticipated for the normal operation of the business consistent with past practices and outstanding customer contracts. The presentation of inventory on the Company Financial Statements conforms to GAAP and such inventory is stated at the lower of cost or net realizable value.

        3.26 CUSTOMERS AND SUPPLIERS. As of the date hereof, no customer which individually accounted for more than 5% of the Company's gross revenues during the 12-month period preceding the date hereof, and no supplier of the Company, has cancelled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate its relationship with the Company, or has at any time on or after the Company Balance Sheet Date decreased materially its services or supplies to the Company in the case of any such supplier, or its usage of the services or products of the Company in the case of such customer, and to the Company's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company or its usage of the services or products of the Company, as the case may be. From and after the date hereof, no customer which individually accounted for more than 5% of the Company's gross revenues during the 12 month period preceding the Closing Date, has cancelled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate, for any reason, including without limitation the consummation of the transactions contemplated hereby, its relationship with the Company, and to the Company's knowledge, no such customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its usage of the services or products of the Company. The Company has not knowingly breached, so as to provide a benefit to the Company that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.

        3.27 THIRD PARTY CONSENTS. Except as set forth in Section 3.27 of the Disclosure Schedule or specified in Section 2.5(b), no consent or approval is needed from any third party in order to effect the consummation of the transactions contemplated hereby.

        3.28 NO COMMITMENTS REGARDING FUTURE PRODUCTS. Neither the Company nor any Subsidiary has made any sales to customers that are contingent upon providing future enhancements of existing products, to add features not presently available on existing products or to otherwise enhance the performance of its existing products (other than beta or similar arrangements pursuant to which the Company's or such Subsidiary's customers from time to time test or evaluate products). The products the Company or any Subsidiary has delivered to customers substantially comply with published specifications for such products and neither the Company nor any Subsidiary has received material complaints from customers about its products that remain unresolved.

        3.29 TERMINATION OF SHAREHOLDERS AGREEMENT. Immediately prior to the execution and delivery of this Agreement, the Shareholders Agreement dated as of October 1, 1999 among the Company and the shareholders of the Company was terminated by written agreement of shareholders of the Company holding in excess of 95% of the Company Common Stock (including for purposes hereof shares entitled to be purchased by optionholders).

        3.30 REPRESENTATIONS COMPLETE. None of the representations or warranties made by CSINH, the Company or the Stockholders herein or in any Schedule hereto, including the Disclosure Schedule, or certificate furnished by CSINH, the Company or the Stockholders pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR.

        Except as disclosed in a document dated as of the date of this Agreement and delivered collectively to CSI, CSINH, the Company and the Stockholders prior to the execution and delivery of this Agreement and referring to the representations and warranties in this

Section 4 (the "Acquiror Disclosure Schedule"), the Acquiror hereby represents and warrants to CSI, CSINH, Company and the Stockholders as follows:

        4.1 ORGANIZATION, STANDING AND POWER. The Acquiror is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Acquiror has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on the Acquiror. The Acquiror has delivered a true and correct copy of its Charter Documents, each as amended to date, to CSI, CSINH and the Stockholders. The Acquiror is not in violation of any material provisions of Charter Documents.

        4.2 CAPITAL STRUCTURE. The authorized capital stock of Acquiror consists of (i) 150,000,000 shares of Common Stock, $0.0001 par value, of which (A) 118,750,000 have been designated Class A Common Stock, 10,818,819 shares of which were issued and outstanding as of the close of business on the date of this Agreement (the "Capitalization Date"), (B) 31,250,000 have been designated Class B Common Stock, none of which were issued and outstanding as of the close of business on the Capitalization Date, and (C) 1,150,000 have been designated Class C Common Stock, 1,132,502 of which were issued and outstanding as of the close of business on the Capitalization Date, and (ii) 46,940,082 shares of Preferred Stock, $0.0001 par value, of which (A) 2,500,000 shares have been designated Series A Preferred Stock, 2,455,798 of which were issued and outstanding as of the close of business on the Capitalization Date, (B) 10,250,000 shares have been designated Series A-1 Preferred Stock, 9,534,148 of which were issued and outstanding as of the close of business on the Capitalization Date, (C) 31,250,000 have been designated Series B Preferred Stock, 31,186,312 of which were issued and outstanding as of the close of business on the Capitalization Date, (D) 2,015,082 have been designated Series C Preferred Stock, 1,765,082 of which were issued and outstanding as of the close of business on the Capitalization Date, (E) 150,000 have been designated Series C-1 Preferred Stock, all of which were issued and outstanding as of the close of business on the Capitalization Date, (F) 550,000 have been designated Series D Preferred Stock, 58,125 of which were issued and outstanding as of the close of business on the Capitalization Date and (G) 225,000 have been designated Series D-1 Preferred Stock, 225,000 of which were issued and outstanding as of close of business on the Capitalization Date. As of the close of business on the Capitalization Date, the Acquiror has reserved 382,215 shares of Class A Common Stock and 516,976 shares of Series A-1 Preferred Stock (collectively, "Option Stock") for issuance to officers, directors, employees and consultants of the Acquiror pursuant to its 1999 Revised Stock Plan duly adopted by the Board of Directors and approved by the Acquiror's stockholders (the "1999 Revised Stock Plan"), and the Acquiror has reserved 10,000,000 shares of Common Stock for issuance to officers, directors, employees and consultants of the Acquiror pursuant to its 2000 Incentive Stock Plan duly adopted by the Board of Directors and approved by the Acquiror's stockholders (the "2000 Incentive Stock Plan" and, together with the 1999 Revised Stock Plan, the "Stock Plans"). Of such reserved shares of Option Stock under the 1999 Revised Stock Plan, no shares have been issued pursuant to restricted stock purchase agreements, options to purchase 382,215 shares of Class A Common Stock and 516,976 shares of Series A-1 Preferred Stock have been granted and are currently outstanding, and no shares of Class A Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the 1999 Revised Stock Plan. Of such reserved shares of Class A Common Stock under the 2000 Incentive Stock Plan, no shares have been issued pursuant to restricted stock purchase agreements, options to purchase 1,096,169 shares of Class A Common Stock have been granted and are currently outstanding, and 8,903,831 shares of Class A Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the 2000 Incentive Stock Plan. The Company has issued warrants to purchase an aggregate of 2,516,421 shares of Class A Common Stock as of the close of business on the Capitalization Date. Other than as contemplated under this Agreement or as set forth in the Acquiror Disclosure Schedule, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Acquiror is a party or by which either of them is bound obligating Acquiror to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Acquiror or obligating Acquiror to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Acquiror Common Stock to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid, and non-assessable.

        4.3 AUTHORITY. The Acquiror has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Acquiror. This Agreement has been duly executed and delivered by the Acquiror and constitutes the valid and binding obligations of the Acquiror, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equitable remedies.

        4.4 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

             (a) The execution and delivery of this Agreement by the Acquiror does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Charter Documents of the Acquiror, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Acquiror or its properties or assets.

             (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to the Acquiror in connection with the execution and delivery of this Agreement by the Acquiror or the consummation by the Acquiror of the transactions contemplated hereby, except for (i) any filings as may be required under applicable state securities laws and the securities laws of any foreign country and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Acquiror and would not prevent, materially alter or delay any the transactions contemplated by this Agreement.

        4.5 FINANCIAL STATEMENTS. Section 4.5 of the Disclosure Schedule includes a true, correct and complete copy of the Acquiror's audited financial statements for the fiscal years ended December 31, 1998 and 1999, (collectively, the "Acquiror Financial Statements"). The

Acquiror Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other. The Acquiror Financial Statements accurately set out and describe the financial condition and operating results of the Acquiror as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments.

        4.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in Section
4.7 of the Disclosure Schedule, the Acquiror has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than
(i) those set forth or adequately provided for in the Balance Sheet for the period ended December 31, 1999 (the "Acquiror Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Acquiror Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Acquiror Balance Sheet Date and consistent with past practice, and (iv) those incurred in connection with the execution of this Agreement.

        4.7 ABSENCE OF CERTAIN CHANGES. Except as set forth in Section 4.7 of the Disclosure Schedule, since the date of the Acquiror Balance Sheet (the "Acquiror Balance Sheet Date"), the Acquiror has conducted its business in the ordinary course in a manner consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to the Acquiror; (ii) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Acquiror, or any direct or indirect redemption, purchase or other acquisition by the Acquiror of any of its shares of capital stock; (iii) any material amendment or change to the Acquiror's Charter Documents; or (iv) any negotiation or agreement by the Acquiror to do any of the things described in the preceding clauses (i) through (iii) (other than negotiations with the other parties hereto and their representatives regarding the transactions contemplated by this Agreement).

        4.8 INSURANCE. Section 4.8 of the Disclosure Schedule lists the policies of insurance and bonds carried by the Acquiror. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Acquiror is otherwise in compliance with the terms of such policies and bonds. The Acquiror has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

        4.9 LITIGATION. Except as set forth in Section 4.9 of the Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of the Acquiror, threatened against the Acquiror or any of its respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Acquiror. There is no judgment, decree or order against the Acquiror or, to the knowledge of the Acquiror, any of its directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on the Acquiror.

        4.10 GOVERNMENTAL AUTHORIZATION. Except as set forth in Section 4.10 of the Disclosure Schedule, the Acquiror has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is required for the operation of the Acquiror's business (the "Acquiror Authorizations"), and all of such the Acquiror Authorizations are in full force and effect, except where the failure to obtain or have any of such the Acquiror Authorizations could not reasonably be expected to have a Material Adverse Effect on the Acquiror.

        4.11 COMPLIANCE WITH LAWS. The Acquiror has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on the Acquiror.

        4.12 MINUTE BOOKS. The minute books of the Acquiror have been made available to the CSI and the Stockholders and contain a complete summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Acquiror through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

        4.13 BROKER'S AND FINDERS' FEES. The Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        4.14 SECURITIES LAWS. Subject in part to the representations and warranties of the other parties hereto, all outstanding shares of capital stock of the Acquiror were issued, and the shares of the Acquiror Common Stock to be issued pursuant to this Agreement will be issued, in compliance with all applicable federal and state securities laws.

        4.15 REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Acquiror herein or in any Schedule hereto, or certificate furnished by the Acquiror pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

SECTION 5. CONDUCT PRIOR TO THE CLOSING DATE.

        5.1 CONDUCT OF BUSINESS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, each of CSINH, the Company and the Acquiror agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due subject, in the case of Taxes of CSINH or the Company, to the Acquiror's consent to the filing of material Tax Returns if applicable, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing. Each such party hereto agrees to promptly notify the other parties hereto of any event or occurrence not in the ordinary course of its business, and of any event which could have a Material Adverse Effect. Without limiting the foregoing, except as expressly contemplated by this Agreement, CSI, CSINH, the Company and the Stockholders shall not do, cause or permit any of the following with respect to each of CSINH and the Company, without the prior written consent of the Acquiror:

             (a) CHARTER DOCUMENTS. Cause or permit any amendments to its Charter Documents;

             (b) DIVIDENDS; CHANGES IN CAPITAL STOCK. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its Subsidiaries;

             (c) STOCK OPTIONS, ETC. Accelerate, amend or change the period of exercisability or vesting of any options or authorize cash payments in exchange for any options; or

             (d) OTHER. Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (c) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

        5.2 CONDUCT OF BUSINESS OF COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as expressly contemplated by this Agreement, CSI, CSINH, the Company and the Stockholders shall not do, cause or permit any of the following, or allow, cause or permit CSINH or the Company to do, cause or permit any of the following, without the prior written consent of the Acquiror:

             (a) MATERIAL CONTRACTS. Enter into any Material Contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of the Material Contracts, other than in the ordinary course of business consistent with past practice;

             (b) ISSUANCE OF SECURITIES. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of the Company's capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

             (c) INTELLECTUAL PROPERTY. Transfer to any person or entity any rights to the Intellectual Property;

             (d) EXCLUSIVE RIGHTS. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of the Company's products or technology;

             (e) DISPOSITIONS. Sell, lease, license or otherwise dispose of or encumber any properties or assets of the Company, except in the ordinary course of business consistent with past practice;

             (f) INDEBTEDNESS. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

             (g) LEASES. Enter into any operating lease;

             (h) PAYMENT OF OBLIGATIONS. Pay, discharge or satisfy in an amount in excess of $10,000 in any one case or $25,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

             (i) CAPITAL EXPENDITURES. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

             (j) INSURANCE. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

             (k) TERMINATION OR WAIVER. Terminate or waive any right and heretofore have been disclosed to the Acquiror, other than in the ordinary course of business;

             (l) EMPLOYEE BENEFIT PLANS; NEW HIRES; PAY INCREASES. Adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee, pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of any employees;

             (m) SEVERANCE ARRANGEMENT. Grant any severance or termination pay
(i) to any director or officer of the Company or (ii) to any employee of the Company except payments made pursuant to standard written agreements outstanding on the date of this Agreement and which heretofore have been disclosed to the Acquiror;

             (n) LAWSUITS. Commence any lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of any aspect of business of the Company, provided that it consults with the Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

             (o) ACQUISITIONS. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

             (p) TAXES. Other than in the ordinary course of business, make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

             (q) NOTICES. The Company shall give all notices and other information required to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable government authority under the National Labor Relations Act, the Internal Revenue Code, COBRA, and other applicable law in connection with the transactions provided for in this Agreement;

             (r) REVALUATION. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

             (s) OTHER. Take or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through (r) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

        5.3 CONDUCT OF BUSINESS OF CSINH. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as expressly contemplated by this Agreement, CSI and CSINH shall not do, cause or permit any of the following, or allow, cause or permit CSINH to do, cause or permit any of the following, without the prior written consent of the Acquiror:

             (a) CONTRACTS; ACTIVITIES. Enter into any contract or commitment, incur any obligation or liability, or engage in any business activity other than the ownership of common stock of the Company;

             (b) ISSUANCE OF SECURITIES. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of CSINH's capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, except capital stock issued as a result of the conversion of CSINH's existing debt into equity;

             (c) DISPOSITIONS. Sell or otherwise dispose of or encumber the securities of the Company held by CSINH;

             (d) TAXES. Other than in the ordinary course of business, make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

             (e) OTHER. Take or agree in writing or otherwise to take, any of the actions described in Sections 5.3(a) through (d) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

        5.4 CONDUCT OF BUSINESS OF ACQUIROR AND ITS SUBSIDIARIES. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as expressly contemplated by this Agreement, the Acquiror (which term for the purposes of this Section 5.4 means the Acquiror and its subsidiaries) shall not do, cause or permit any of the following, or allow, cause or permit the Acquiror to do, cause or permit any of the following, without the prior written consent of CSI and the
Stockholders:

             (a) INTELLECTUAL PROPERTY. Transfer to any person or entity any rights to the Intellectual Property except for a transfer to a wholly-owned subsidiary of Acquiror; or

             (b) OTHER. Take or agree in writing or otherwise to take, any of the actions described in Section 5.2(a) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

        5.5 NO SOLICITATION. None of CSI, CSINH, the Company, the Stockholders or the officers, directors, employees or other agents of CSINH or the Company will, directly or indirectly, (i) take any action to solicit, initiate, encourage or approve any Takeover Proposal (as defined below) or (ii) engage in negotiations with, or disclose any nonpublic information relating to CSINH or the Company, or afford access to the properties, books or records of CSINH or the Company to any person that has advised CSINH or the Company that it may be considering making, or that has made, a Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving CSINH or the Company or the acquisition of any significant equity interest in, or a significant portion of the assets of, CSINH or the Company, other than the transactions contemplated by this Agreement.

SECTION 6. ADDITIONAL AGREEMENTS.

        6.1 BEST EFFORTS AND FURTHER ASSURANCES. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

        6.2 CONSENTS; COOPERATION.

             (a) Each party hereto shall use its reasonable best efforts to promptly (i) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder and
(ii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the Securities Act and the Exchange Act and any other applicable federal, state or foreign securities laws.

             (b) From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereunder or otherwise limit the right of the Acquiror or its subsidiaries to own or operate all or any portion of the businesses or assets of CSINH or the Company.

             (c) Each party hereto shall give or cause to be given any required notices to third parties, and use its reasonable best efforts to obtain all consents, waivers and approvals from third parties (i) necessary, proper or advisable to consummate the transactions contemplated hereunder, (ii) disclosed or required to be disclosed in the Disclosure Schedule or the Acquiror Disclosure Schedule, or (iii) required to prevent a Material Adverse Effect on CSINH, the Company or the Acquiror from occurring prior or after the Closing Date. In the event that the Acquiror, the Company or CSINH shall fail to obtain any third party consent, waiver or approval described in this Section 6.2(c), it shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Acquiror, the Company, CSINH or any of their respective subsidiaries and their respective businesses resulting (or which could reasonably be expected to result after the Closing Date) from the failure to obtain such consent, waiver or approval.

             (d) Each party hereto, and will take or cause to be taken, all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

        6.3 ACCESS TO INFORMATION.

             (a) CSINH and the Company shall afford the Acquiror and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Closing Date to (i) all of CSINH's and the Company's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of CSINH or the Company as the Acquiror may reasonably request. Each of CSINH and the Company agrees to provide to the Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. The Acquiror shall afford each of CSI, the Founders, CSINH and the Company and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Closing Date to (i) all of the Acquiror's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of the Acquiror and its subsidiaries as CSI, the Founders, CSINH or the Company may reasonably request. The Acquiror agrees to provide to each of CSI, the Founders, CSINH and the Company and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

             (b) Subject to compliance with applicable law, from the date hereof until the Closing Date, the Acquiror, CSINH and the Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

             (c) No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereunder.

        6.4 CONFIDENTIALITY. Any information concerning any party hereto disclosed to any other party hereto or any party's affiliates or representatives in connection with this Agreement or the transactions contemplated hereby, which has not been publicly disclosed shall be kept strictly confidential by such party, its affiliates and/or representatives. Each party hereto shall keep, and shall cause its affiliates and/or representatives to keep, such confidential information in strict confidence.

        6.5 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, the Acquiror, on one hand and, CSI, CSINH and the Company, on the other hand, shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law.

        6.6 FIRPTA. Each of CSINH and the Company shall, prior to the Closing Date, provide the Acquiror with a properly executed Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") Notification Letter, which shall state that neither the shares of capital stock of CSINH nor the shares of capital stock of the Company constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying the Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, each of CSINH and the Company shall have provided to the Acquiror, as agent for each of CSINH and the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for the Acquiror to deliver such notice form to the Internal Revenue Service on behalf of CSINH and the Company upon the Closing. Collectively, documents to be delivered to the Acquiror pursuant to this Section 6.6 are hereinafter sometimes referred to as the "FIRPTA Documents."

        6.7 BLUE SKY LAWS. The Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions within the United States which are applicable to the issuance of the Acquiror Common Stock in connection with this Agreement. CSI shall take such steps as may be necessary to comply with the securities laws of all jurisdictions within Canada which are applicable to the sale of the Company Common Stock in connection with this Agreement. Each party hereto shall use its, his or her best efforts to assist the Acquiror and CSI as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of the Acquiror Common Stock and the sale of Company Common Stock in connection with this Agreement.

        6.8 SECURITIES HOLDER'S REPRESENTATION AGREEMENTS. Each Stockholder will execute and deliver to the Acquiror a Securities Holder's Representation Agreement substantially in the form attached hereto as Exhibit D (the "Securities Holder's Representation Agreement").

        6.9 ADDITIONAL STOCKHOLDERS. Promptly after the execution and delivery of this Agreement, the Acquiror shall offer to purchase, in compliance with applicable securities laws, all of the shares of Company Common Stock held of record by the shareholders of the Company (including for purposes hereof the holders of options to acquire shares of Company Common Stock) who are not parties to this Agreement as of the date hereof for the same purchase price per share, in subordinated promissory notes substantially similar to Note A and Note B, at which Other Stockholders parties hereto as of the date hereof have agreed to sell their shares of Company Common Stock, such purchase price being, for each share of Company Common Stock, a promissory note substantially similar to Note A in the principal amount of $2,156.4137 and a promissory note substantially similar to Note B in the principal amount of $2,077.9987, after taking into account such modifications as may be necessary or desirable in Acquiror's discretion in order to comply with applicable securities laws. This Agreement may be amended from time to time prior to Closing to add other shareholders as Other Shareholders hereunder by the execution and delivery of an amendment in the form of Exhibit H hereto. Notwithstanding Section 10.9, any such amendment shall require only the signatures of the Acquiror and the shareholders party thereto.

        6.10 TERMINATION OF 401(k) PLAN. The Company agrees to terminate its 401(k) plan immediately prior to Closing, unless Acquiror, in its sole and absolute discretion, agrees to sponsor and maintain such plan by providing the Company with notice of such election prior to the Closing.

SECTION 7. CONDITIONS TO CLOSING.

        7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO CLOSING. The respective obligations of each party to this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

             (a) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable which makes the consummation of the transaction contemplated hereby illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

             (b) GOVERNMENTAL APPROVAL. The parties hereto shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of the several transactions contemplated hereby, including, without limitation, such approvals, waivers and consents as may be required under the Securities Act and under any state securities laws.

        7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF CSI, CSINH COMPANY AND STOCKHOLDERS. The obligations of CSI, CSINH the Company and the Stockholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by each party:

             (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) Each of the representations and warranties of the Acquiror in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of the Acquiror in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Closing Date as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) the Acquiror shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing Date.

             (b) CERTIFICATES OF THE ACQUIROR.

                  (i) COMPLIANCE CERTIFICATE OF THE ACQUIROR. CSI, CSINH, the Company and the Stockholders shall have been collectively provided with a certificate executed on behalf of the Acquiror by its President or its Chief Financial Officer to the effect that, as of the Closing Date, each of the conditions set forth in Sections 7.1(a) has been satisfied with respect to the Acquiror.

                  (ii) CERTIFICATE OF SECRETARY OF THE ACQUIROR. CSI, CSINH, the Company and the Stockholders shall have been collectively provided with a certificate executed by the Secretary or Assistant Secretary of the Acquiror certifying:

                       A. resolutions duly adopted by the Board of Directors of the Acquiror authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

                       B. its Charter Documents, as in effect immediately prior to the Closing Date, including all amendments thereto; and

                       C. the incumbency of the officers of the Acquiror executing this Agreement and all agreements and documents contemplated hereby.

             (c) LEGAL OPINION. CSI, CSINH, the Company and the Stockholders shall have received a legal opinion from the Acquiror's legal counsel in form and substance reasonably satisfactory to CSI, CSINH, the Company and the Stockholders.

             (d) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of the Acquiror and its subsidiaries, taken as a whole.

             (e) GOOD STANDING. CSI, CSINH, the Company and the Stockholders shall have collectively received a certificate or certificates of the Secretary of State of the State of Delaware and any applicable franchise tax authority of such state, certifying as of a date no more than 5 business days prior to the Closing Date that each of the Acquiror has filed all required reports, paid all required fees and taxes and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

             (f) SECURITY AGREEMENTS. CSI and the Stockholders shall have received the duly authorized and executed security agreements in support of the Notes contemplated in Exhibit B.

        7.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE ACQUIROR. The obligations of the Acquiror to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by the Acquiror:

             (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) Each of the representations and warranties of each of CSI, CSINH, the Company and the Stockholders in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of CSI, CSINH, the Company and the Stockholders in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Closing Date as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) each of CSI, CSINH, the Company and the Stockholders shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it, him or her as of the Closing Date.

             (b) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of CSINH or the Company.

             (c) CERTIFICATES OF CSI, CSINH, COMPANY AND STOCKHOLDERS

                  (i) COMPLIANCE CERTIFICATE. The Acquiror shall have been provided with a certificate from each of CSI, CSINH and the Company, executed by its President or its Chief Financial Officer and a certificate executed by each Stockholder, each to the effect that, as of the Closing Date, each of the conditions set forth in Section 7.3(a) and (b) above has been satisfied.

                  (ii) CERTIFICATE OF SECRETARY OF CSI, CSINH AND THE COMPANY. The Acquiror shall have been provided with a certificate from each of CSI, CSINH and the Company, executed by its Secretary certifying:

                       A. resolutions duly adopted by its Board of Directors and stockholders authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

                       B. its Charter Documents, as in effect immediately prior to the Closing Date, including all amendments thereto; and

                       C. the incumbency of the officers executing this Agreement and all agreements and documents contemplated hereby.

             (d) THIRD PARTY CONSENTS. The Acquiror shall have been furnished with evidence satisfactory to it that CSI, CSINH or the Company, as the case may be, has obtained those consents, waivers, approvals or authorizations of those Governmental Entities and third parties whose consent or approval are required in connection with the transactions contemplated by this Agreement.

             (e) LEGAL OPINION. The Acquiror shall have received a legal opinion from each of CSI's, CSINH's, the Company's and the Stockholders' legal counsel, each in form and substance reasonably satisfactory to the Acquiror.

             (f) FIRPTA CERTIFICATE. Each of CSINH and the Company shall, prior to the Closing Date, provide the Acquiror with properly executed FIRPTA Documents.

             (g) STOCKHOLDER'S REPRESENTATION AGREEMENTS. The Acquiror shall have received from the each Stockholder, duly executed and delivered the Stockholder's Representation Agreements.

             (h) NON-COMPETITION AGREEMENTS. Each of the Founders shall have executed a Non-Competition Agreement substantially in the form attached hereto as Exhibit F.

             (i) GOOD STANDING. The Acquiror shall have received a certificate or certificates of the Secretary of State of the State of incorporation or other authorized official in the jurisdiction of incorporation of each of CSI, CSINH and the Company and any applicable franchise tax authority of such state, certifying as of a date no more than 5 business days prior to the Closing Date that each of CSINH and the Company has filed all required reports, paid all required fees and taxes and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

             (j) STOCK CERTIFICATES. Each of CSI, CSINH and the Stockholders shall deliver to the Acquiror for cancellation the stock certificates, in form suitable for transfer, evidencing all the CSINH Shares, the Founders Shares and the Other Shares, as the case may be, each endorsed in blank or with an executed blank stock transfer power attached thereto.

             (k) SUBSIDIARY CHARTER DOCUMENTS AND CERTIFICATES. The Company shall have delivered to the Acquirer, Charter Documents, as in effect immediately prior to the Closing Date, including all amendments thereto for each of the Company's Subsidiaries and certificates of the Secretary of State of incorporation or other authorized official in the jurisdiction of incorporation certifying as of a date no more than 5 business days prior to the Closing Date, that each of the Company's Subsidiaries has filed all required reports, paid all required fees and taxes and is, as of such date, in good standing and authorized to transact business in such jurisdiction.

SECTION 8. TERMINATION, AMENDMENT AND WAIVER.

        8.1 TERMINATION. At any time prior to the Closing Date, this Agreement may be terminated:

             (a) by mutual consent of the parties hereto;

             (b) by either the Acquiror, on the one hand or CSI, CSINH, the Company and the Stockholders, on the other hand, if, without fault of the terminating party;

                  (i) the Closing Date shall not have occurred on or before April 10, 2000 (or such later date as may be agreed upon in writing by the parties); or

                  (ii) there shall be any applicable federal, provincial or state law that makes consummation of the transaction contemplated hereunder illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions hereunder and such order, decree, ruling or other action shall have become final and nonappealable.

             (c) by the Acquiror, if any of CSI, CSINH, the Company or the Stockholders shall materially breach any of its or their representations, warranties or obligations hereunder, provided that the Acquiror is not in material breach of any of its representations, warranties or obligations hereunder;

             (d) by CSI, CSINH, the Company and the Stockholders, if the Acquiror shall materially breach any of its representations, warranties or obligations, provided that none of CSI, CSINH, the Company or the Stockholders is in material breach of any of its representations, warranties or obligations hereunder.

        8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 6.4 (Confidentiality), Section 8.3 (Expenses) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement.

        8.3 EXPENSES. Whether or not the transactions contemplated hereunder are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated including, without limitation, filing fees and the fees and expenses of advisors, accountants, legal counsel and financial printers, shall be paid by the party having incurred such cost and expense.

        8.4 AMENDMENT. The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties.

        8.5 EXTENSION; WAIVER. At any time prior to the Closing Date any party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 9. ESCROW AND INDEMNIFICATION.

        9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All covenants to be performed prior to the Closing Date, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date and continue until the twelve (12) month anniversary thereof (the "Escrow Termination Date"), except for the representations and warranties contained in Section 2 as to CSINH and Sections 3.3, 3.4, 3.13, 3.14,
3.15 and 3.16 hereof, each of which shall survive the Closing Date until the earlier of December 31, 2006 and the expiration of the applicable statue of limitations (the "Special Indemnity Termination Date"); provided that if any claims for indemnification have been asserted with respect to any such representations and warranties prior the expiration date for such representations and warranties specified in this Section 9.1, the representations and warranties on which any such claims are based shall continue in effect until final resolution of any claims; provided further, that Fraud Claims (as defined below) shall survive in accordance with the applicable statute of limitations related to such representations and warranties or such Fraud Claims. All covenants to be performed after the Effective Time shall continue indefinitely. "Fraud Claim" shall mean any claim, demand, suit or cause of action otherwise available to the

Indemnified Persons based upon an allegation or allegations that the CSI, CSINH, the Company and/or and Stockholder had an intent to defraud or made a willful or intentional misrepresentation or willful omission of a material fact in connection with this Agreement, including the Exhibits and Schedules attached hereto, or any of the agreements referred to herein.

        9.2 ESCROW FUND. At the Closing Date, ten percent (10%) of the Share Consideration and ten percent (10%) of the Other Note Consideration shall, be registered in the name of, and be deposited with an escrow agent mutually agreed by the Acquiror and the Founders (the "Escrow Agent"), such deposit to constitute the escrow fund (the "Escrow Fund"), to be governed by the terms set forth in an escrow agreement mutually agreeable to the Acquiror and the Founders upon terms and conditions consistent with the terms and conditions contained in this Agreement. In the event that any Damages (as defined below) arise, the Escrow Fund shall be available to compensate the Indemnified Persons (defined below) pursuant to the indemnification obligations of the Founders pursuant to
Section 9.4. The costs of the Escrow Agent shall be shared equally by the Acquiror and the Founders.

        9.3 INDEMNIFICATION BY CSI, CSINH, COMPANY AND STOCKHOLDERS.

             (a) INDEMNIFIED DAMAGES. Subject to the limitations set forth in this Section 9, from and after the Closing Date, CSI and the Stockholders shall severally protect, defend, indemnify and hold harmless the Acquiror and its respective affiliates (including CSINH and the Company if the transactions contemplated hereby are consummated), officers, directors, employees, representatives and agents (the Acquiror and each of the foregoing persons or entities is hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys' fees) and expenses (collectively, the "Damages"), that any of the Indemnified Persons incurs by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of CSI, CSINH, the Company or the Stockholders contained in this Agreement. For the purposes of this Agreement, to the extent that the Acquiror suffers any Damages from a breach of any of the representations and warranties with respect to the Company, the amount of Damages shall be equal to the Acquiror's ownership percentage of the Company as of the Closing.

             (b) LIMITATIONS. Except as otherwise provided herein, (i) only CSI shall be liable for Damages resulting from any misrepresentation of any of the representations or warranties made in Section 2, (ii) CSI and each Stockholder, in proportion to the Company Common Stock sold by each, shall be liable for Damages resulting from any misrepresentation of any of the representations or warranties made by the Company and (iii) CSI and each Stockholder shall be fully liable for Damages resulting from any misrepresentation of any of the representations or warranties made by such party with respect to the Company Common Stock sold by such party. The maximum liability for any breach of a representation, warranty or covenant of CSI, CSINH, the Company or the Stockholders contained in this Agreement, including all Exhibits and Schedules attached hereto, is limited (1) in the case of CSI, to the Note Consideration (or, if the claim for Damages is less than the Purchase Price, its proportional share of such liability where its proportional share is calculated as the Note Consideration divided by the Purchase Price), (2) in the case of the Founders, to the Share Consideration (or, if the claim for Damages is less than the Purchase Price, its proportional share of such liability where its proportional share is calculated as the Share Consideration divided by the Purchase Price), and (3) in the case of the Other Stockholders, to that portion of the Other Note Consideration deposited into the Escrow Fund which amount in the Escrow Fund shall be the exclusive contractual remedy of the Acquiror against the Other Stockholders for any Damages; provided, however, that nothing herein shall limit the liability: (i) of any Stockholder in connection with any breach by such stockholder of its Securities Holder Representation Agreement, (ii) CSI in connection with any breach of any of the representations or warranties contained in Section 2 as to CSINH, (iii) of any party in connection with any breach of any of the representations and warranties contained in Section 3.3 or 3.4, and (iv) of any party in connection with a Fraud Claim; and provided further, however, that the indemnities shall not apply until the aggregate of all claims for Damages exceeds $250,000 (except that the foregoing monetary limitation of this proviso shall not apply to Damages attributable to breaches of representations or warranties contained in Section 2 as to CSINH or contained Section 3.3 or 3.4 as to any party). Subject to compliance with applicable securities laws, any of the Founders may, at his option, satisfy any Damages for which he is liable by payment of Acquiror Company Stock, valued at the greater of (i) the price per share at which such stock was issued pursuant hereto and (ii) if such stock is then publicly-traded, the fair market value thereof, calculated by the average of the bid price and ask price as of the business day immediately preceding the date such payment is to be made. Notwithstanding the foregoing, in no event shall the Founders be permitted or required to satisfy any Damages by delivering shares of Acquiror Common Stock in excess of the number of shares received by the Founders pursuant to this Agreement.

        9.4 DAMAGES THRESHOLD. Notwithstanding the foregoing, the Acquiror may not receive any amount from the Escrow Fund unless and until a certificate signed by an officer of the Acquiror (an "Officer's Certificate") identifying Damages has been delivered to the Escrow Agent and such amount is determined pursuant to this Section 9 to be payable, in which case the Acquiror shall receive a proportional amount of the escrowed notes and shares from the Escrow Fund equal in value to the full amount of such Damages without deduction. In determining the amount of any Damages attributable to a breach, any materiality standard contained in any representation, warranty or covenant of CSI, CSINH, the Company, the Stockholders or the Acquiror shall be disregarded.

        9.5 ESCROW PERIOD. Subject to the following requirements, the Escrow Fund shall remain in existence until the Escrow Termination Date (the "Escrow Period"). Upon the expiration of the Escrow Period, the Escrow Fund shall terminate; provided, however, that the amount of escrowed shares, notes and cash in the Escrow Fund, which, in the reasonable judgment of the Acquiror, are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the expiration of such Escrow Period with respect to facts and circumstances existing on or prior to the Escrow Termination Date shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved, the Escrow Agent shall deliver to CSI, the Founders and the Stockholder Representative, as the case may be, the balance of the escrowed Share Consideration, Other Note Consideration and other property remaining in the Escrow Fund and not required to satisfy such claims.

        9.6 DISTRIBUTIONS; VOTING.

             (a) Any shares of Acquiror Common Stock or other equity securities issued or distributed by Acquiror (including shares issued upon a stock split) ("New Shares") in respect of the shares of the Acquiror's Common Stock initially deposited into the Escrow Fund (the "Escrow Shares") that have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. When and if cash dividends on Escrow Shares in the Escrow Fund shall be declared and paid, they shall be retained in escrow pending final distribution of the Escrow Fund and will not be immediately distributed to the beneficial owners of the Escrow Shares. Such dividends will become part of the Escrow Fund and will be available to satisfy Damages. The beneficial owners of the Escrow Shares shall pay any taxes on such dividends.)

             (b) Each holder of Acquiror Common Stock shall have voting rights with respect to that number of Escrow Shares contributed to the Escrow Fund on behalf of such stockholder (and on any voting securities added to the Escrow Fund in respect of such Escrow Shares) so long as such Escrow Shares or other voting securities are held in the Escrow Fund. As the record holder of such shares, the Escrow Agent shall vote such shares in accordance with the instructions of the stockholders having the beneficial interest therein and shall promptly deliver copies of all proxy solicitation materials to such stockholders. The Acquiror shall show the Acquiror Common Stock contributed to the Escrow Fund as issued and outstanding on its balance sheet.

        9.7 ARBITRATION. Any controversy or claim arising out of or relating to Damages shall be settled by arbitration in accordance with commercial rules of the American Arbitration Association ("AAA"). Arbitration proceedings shall be held in New York, New York. Arbitrations shall be conducted by three arbitrators (the "Arbitrators") consisting of three independent and impartial arbitrators appointed by the AAA from a list of arbitrators maintained in the office of the AAA in New York, New York. No Arbitrator shall be a person who ever has been an affiliate of or attorney for any party or for any of their respective affiliates. Any provisional remedy that would be available to a court of law shall be available from the Arbitrators to the parties pending arbitration. Any party may, without inconsistency with the Agreement, apply to any court of proper jurisdiction and seek injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. The Arbitrator?s award shall be made in writing. The Arbitrators shall not modify or amend any of the terms and conditions contained in this Agreement. The award of the majority of the arbitrators shall be binding and final and not subject to appeal and may be entered as a judgment in any court of competent jurisdiction. The parties hereby irrevocably consent and submit to the jurisdiction of the State of New York for all purposes relative to any arbitration and to any subsequent entry of judgment on any award rendered pursuant thereto. Each party hereby waives the benefit of any applicable law which would permit it to appeal the decision of the Arbitrator to any court or other authority. All fees and expenses of the arbitration proceedings shall be borne equally among the parties to the arbitrations. However, each party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proofs.

SECTION 10. GENERAL PROVISIONS.

        10.1 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice.

               (a)    if to the Acquiror, to:

                      printCafe, Inc.
                      Forty 24th Street, 5th Floor
                      Pittsburgh, PA 15222
                      Attention:  President
                      Facsimile No.:  (412) 456-1151
                      Telephone No.:  (412) 456-1141

                      with a copy to:

                      Orrick, Herrington & Sutcliffe LLP
                      1020 Marsh Road
                      Menlo Park, CA  94061
                      Attention:  Lowell D. Ness
                      Facsimile No.:  (650) 614-7401
                      Telephone No.:  (650) 614-7400

               (b) if to CSI, CSINH, or the Company to:

                      Constellation Software Inc.
                      1002-181 University Avenue
                      Toronto, Onterio M5H 3M7
                      Attention:  Mark Leonard
                      Facsimile No.:  (416) 861-0866
                      Telephone No.:  (416) 861-2275

                      with a copy to:

                      McCarthy Tetrault
                      Suite 4700
                      Toronto Dominion Bank Tower
                      Toronto, Ontario
                      Attention:  George Takach
                      Facsimile No.:  (416) 868-0673
                      Telephone No.:  (416) 601-7662

               (c)    if to if to the Founders to:

                      Logic Associates, Inc.
                      221 Christian Street
                      White River Junction, Vermont  05001
                      Attention:  Nicholas Orem
                      Facsimile No.:  (802) 295-5512
                      Telephone No.:  (802) 295-5661

               (d)    if to the Other Stockholders:

                      at their respective addresses as set forth on the signature pages.

        10.2 INTERPRETATION. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first set forth above. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        10.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

        10.4 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

        10.5 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

        10.6 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        10.7 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

        10.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        10.9 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this
Section 10.9 shall be binding upon the parties and their respective successors and assigns.

                            [Signature Page Follows]

        The parties hereto have executed this Stock Purchase Agreement as of the date first written above.

                         PRINTCAFE, INC.


                         By:
                            ------------------------------------
                         Name:
                              ----------------------------------
                         (Print)
                                --------------------------------
                         Title:
                               ---------------------------------
                         Address:
                                 -------------------------------

                         CONSTELLATION SOFTWARE INC.


                         By:
                            ------------------------------------
                         Name:
                              ----------------------------------
                         (Print)
                                --------------------------------
                         Title:
                               ---------------------------------
                         Address:
                                 -------------------------------


                         CONSTELLATION SOFTWARE OF NEW HAMPSHIRE, INC.


                         By:
                            ------------------------------------
                         Name:
                              ----------------------------------
                         (Print)
                                --------------------------------
                         Title:
                               ---------------------------------
                         Address:
                                 -------------------------------


                         LOGIC ASSOCIATES, INC.


                         By:
                            ------------------------------------
                         Name:
                              ----------------------------------
                         (Print)
                                --------------------------------
                         Title:
                               ---------------------------------
                         Address:
                                 -------------------------------


                         ---------------------------------------
                         Nicholas Orem

                         Address:
                                 -------------------------------

                         ---------------------------------------
                         Warren Loomis

                         Address:
                                 -------------------------------

                         ---------------------------------------
                         John Woodward-Poor

                         Address:
                                 -------------------------------

                         OTHER STOCK HOLDERS

                         [signature page for each attached on following pages]

The parties hereto have executed this Stock Purchase Agreement as of the date first written above.


                         ---------------------------------------
                         [Security Holder]

                         Address:
                                 -------------------------------

                                   SCHEDULE 1

                      CSI, CSINH, COMPANY AND STOCKHOLDERS
                               DISCLOSURE SCHEDULE

                                   SCHEDULE 2

                          ACQUIROR DISCLOSURE SCHEDULE